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Exhibit 10.29

EXECUTION COPY

FIFTH AMENDMENT

        This FIFTH AMENDMENT (this "Amendment"), dated as of February 7, 2003, is entered into by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), a Delaware limited liability company (the "Borrower"), Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC), a Delaware limited liability company ("Holdings"), the undersigned financial institutions, including Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), in their capacities as lenders hereunder (collectively, the "Lenders," and each individually, a "Lender"), Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Lead Arranger, Administrative Agent ("Administrative Agent") for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents (collectively, the "Agents" and each individually, an "Agent"). Terms used herein and not otherwise defined herein shall have the same meanings as specified in the Credit Agreement (as defined below).

RECITALS:

        A.    The Borrower, Holdings, the Lenders, the Agents and the Administrative Agent have heretofore entered into that certain Credit Agreement dated as of June 30, 1999, as amended by that certain First Amendment dated as of December 21, 2000, that certain Second Amendment dated as of March 5, 2001, that certain Third Amendment dated as of November 30, 2001, and that certain Fourth Amendment dated as of March 15, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

        B.    The Borrower and Holdings wish, and the Lenders signatory hereto and the Agents and Administrative Agent are willing, to amend the Credit Agreement subject to the terms and conditions of this Agreement.

        C.    This Agreement constitutes a Loan Document and these Recitals shall be construed as part of this Agreement.

        NOW, THEREFORE, in consideration of the recitals herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Amendment of Credit Agreement.

        The Credit Agreement is hereby amended as of the Fifth Amendment Effective Date as follows:

          (a)  Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

            "Fifth Amendment" means that certain Fifth Amendment to this Agreement dated as of February 7, 2003.

            "Fifth Amendment Effective Date" has the meaning set forth in Section 2 of the Fifth Amendment.

          (b)  Effective as of the Fifth Amendment Effective Date, the definition of "Applicable Base Rate Margin" in Section 1.1. of the Credit Agreement is hereby amended by adding 25 basis points to each percentage found in the chart therein.

          (c)  Effective as of the Fifth Amendment Effective Date, the definition of "Applicable Eurocurrency Margin" in Section 1.1. of the Credit Agreement is hereby amended by adding 25 basis points to each percentage found in the chart therein.

          (d)  The definition of "Consolidated Net Worth" in Section 1.1 of the Credit Agreement is hereby amended by adding the following new language immediately prior to the first proviso therein:

            "plus, to the extent deducted in determining the foregoing, amounts permitted by clause (ii) of the definition of Permitted Restructuring Charges;"

          (e)  The definition of "Consolidated Net Worth" in Section 1.1 of the Credit Agreement is hereby further amended by adding the following new proviso immediately at the end thereof:

            "provided, further, however, solely for purposes of the calculations required by Section 9.2, there shall be excluded from the calculation of Consolidated Net Worth the cumulative effect of the recognition of additional minimum pension liability as a component of other comprehensive income required to be recognized by the Statement of Financial Accounting Standards No. 87."

          (f)    The definition of "Permitted Restructuring Charges" in Section 1.1 of the Credit Agreement is hereby deleted and replaced with the following new definition:

            "Permitted Restructuring Charges" means (i) for any period of four consecutive fiscal quarters that includes the fourth quarter of Fiscal Year 2001, any actual restructuring charges recorded by the Borrower and its Subsidiaries during such period in an aggregate amount for all such restructuring charges not to exceed $40,000,000 in connection with the restructuring of certain Affiliates of the Borrower and its Subsidiaries as described on Schedule 1.1(d) hereto; and (ii) any actual restructuring charges recorded by the Borrower and its Subsidiaries during Fiscal Year 2003 in an aggregate amount for all such restructuring charges not to exceed $65,000,000 of which no more than $40,000,000 may be cash charges in connection with the restructuring of certain Affiliates of the Borrower and its Subsidiaries as described on Schedule 1.1(e) hereto.

          (g)  The definition of "Receivables Subsidiary" in Section 1.1 of the Credit Agreement is hereby amended by adding the following proviso after the words "Permitted Accounts Receivable Securitization" found in the first sentence of such definition:

            "; provided, however, that if the law of a jurisdiction in which the Borrower proposes to create a Receivables Subsidiary does not provide for the creation of a bankruptcy remote entity, the Administrative Agent may in its discretion permit the Borrower to form another type of entity in such jurisdiction to serve as a Receivables Subsidiary as is reasonable under the circumstances".

          (h)  Section 4.5(e)(ii) of the Credit Agreement is hereby amended by deleting such section in its entirety and by replacing it with the following new Section 4.5(e)(ii):

            "(ii) Any prepayment of principal required to be made by the Borrower pursuant to Section 4.4(m)(ii) shall be applied, subject to a waiver of prepayments pursuant to Section 4.5(c), first to the Scheduled Term A Dollar Repayments, the Dollar Equivalent amount of the Scheduled Term A Euro Repayments, the Scheduled Term B Repayments and the Scheduled Term C Repayments due within the 12 month period following the date of such prepayment in direct order of maturity and, thereafter, subject to Section 4.5(c), shall be applied in proportional amounts equal to the Term A Dollar Percentage, the Term A Euro Percentage, Term B Percentage and Term C Percentage (in each case, after giving effect to the prepayments made to the Scheduled Term A Dollar Repayments, the Scheduled Term A Euro

    Repayments, Scheduled Term B Repayments and Scheduled Term C Repayments due within such twelve month period as specified above), as the case may be, of such remaining prepayment, if any, and within each Term Loan, shall be applied to reduce the remaining Scheduled Term A Repayments, Scheduled Term B Repayments and Scheduled Term C Repayments on a pro rata basis (based upon the then remaining principal amount of such Scheduled Term A Dollar Repayments, Scheduled Term A Euro Repayments, Scheduled Term B Repayments and Scheduled Term C Repayments, respectively)."

          (i)    Section 4.4(k)(iii) of the Credit Agreement is amended by deleting the reference to "$280 million" therein and replacing it with a reference to "$310 million".

          (j)    Section 6.10 of the Credit Agreement is amended by (i) adding an "(a)" immediately at the beginning of such section, (ii) deleting the language "the aggregate fair market value of the assets of each Plan equals or exceeds the aggregate present value of the accrued benefits under such Plan" and (iii) by adding the following new language immediately at the end thereof:

            "(b) (i) Each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by Holdings or any Subsidiary, (x) that is required by applicable law to be funded in a trust or other funding vehicle is in material compliance with applicable law regarding funding requirements, and (y) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (iii) all material contributions required to have been made by Holdings or any Subsidiary to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (iv) to the knowledge of Holdings and its Subsidiaries, no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which Holdings or any of its Subsidiaries could have any material liability."

          (k)  Section 7.7 of the Credit Agreement is hereby amended by (i) adding an "(a)" immediately at the beginning thereof and (ii) by adding the following new language immediately at the end thereof:

            "(b) Holdings shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Foreign Pension Plans in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans."

          (l)    Section 8.2(o) of the Credit Agreement is hereby amended by deleting such section in its entirety and by replacing it with the following new Section 8.2(o):

            "(o) Indebtedness of the Borrower and of its Subsidiaries (other than UK Holdco 1) and Guarantee Obligations with respect thereto by the Borrower and/or its Subsidiaries pursuant to over-draft or similar lines of credit (including unsecured back-to-back lines of credit relating thereto among Foreign Subsidiaries, an "Overdraft Facility") such that the aggregate amount of such Indebtedness permitted thereunder or outstanding under this clause (o) at any one time does not exceed (without duplication) (x) $30,000,000 (or the Dollar Equivalent thereof) for more than one (1) consecutive Business Day, with respect to such Indebtedness incurred by a Foreign Subsidiary; and (y) $20,000,000, with respect to such Indebtedness incurred by the Borrower and its Domestic Subsidiaries, provided, further, however, that the aggregate principal amount of Indebtedness outstanding under each such line shall be reduced to the Dollar Equivalent of $10,000,000 during at least one day during each calendar month;"

          (m)  Section 8.7(c) of the Credit Agreement is hereby amended by deleting the amount "$2,000,000" found therein and inserting the amount "$5,000,000" in its place.

          (n)  Section 9.3 of the Credit Agreement is hereby amended by deleting such section in its entirety and by replacing it with the following new Section 9.3:

            "9.3 Interest Coverage Ratio

            Neither Holdings nor the Borrower will permit the Interest Coverage Ratio calculated for any Test Period ending at the following dates or during the follow periods to be less than the ratio set forth opposite such period:

Period	Ratio
January 1, 2003 to March 31, 2003	1.60 to 1.0
April 1, 2003 to June 30, 2003	1.65 to 1.0
July 1, 2003 to September 30, 2003	1.75 to 1.0
October 1, 2003 to December 31, 2003	1.85 to 1.0
January 1, 2004 to March 31, 2004	2.00 to 1.0
April 1, 2004 to June 30, 2004	2.50 to 1.0
July 1, 2004 to September 30, 2004 and each period thereafter	2.75 to 1.0	"

          (o)  Section 9.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and by replacing it with the following new Section 9.4:

            "9.4 Leverage Ratio.

            The Borrower will not permit for any Test Period ending on a date set forth during any period described below, the Leverage Ratio to exceed the ratio set forth opposite such period:

Period	Ratio
January 1, 2003 to March 31, 2003	6.75 to 1.0
April 1, 2003 to June 30, 2003	6.75 to 1.0
July 1, 2003 to September 30, 2003	6.25 to 1.0
October 1, 2003 to December 31, 2003	6.00 to 1.0
January 1, 2004 to March 31, 2004	5.50 to 1.0
April 1, 2004 to June 30, 2004	4.75 to 1.0
July 1, 2004 to September 30, 2004 and each period thereafter	3.75 to 1.0	"

          (p)  Section 10.1(l) of the Credit Agreement is hereby amended by (i) adding an "(a)" immediately at the beginning thereof and (ii) adding the following new language thereto:

            "(b) Either (i) a foreign governmental authority has instituted proceedings to terminate a Foreign Pension Plan or a foreign governmental authority has appointed a trustee to administer any Foreign Pension Plan in place of the existing administrator, in each case by reason of a distress termination within the meaning of Section 4041(c) of ERISA, treating such Foreign Pension Plan as if it were subject to ERISA; or (ii) any Foreign Pension Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements; if, as of the date thereof or as of any subsequent date, the sum of each of Holdings' and its Subsidiaries' various liabilities to any Foreign Pension Plan solely as a result of such events listed in subclauses (i) and (ii) of this clause (b) exceeds the Dollar Equivalent of $7,500,000; or"

          (q)  A new Schedule 1.1(e) shall be added to the Credit Agreement in substantially the form attached hereto as Annex A.

        SECTION 2.    Conditions to Effectiveness of the Amendment.    The provisions of this Amendment shall become effective upon the date of the satisfaction of all of the conditions set forth in this Section 2 (the "Fifth Amendment Effective Date"):

          2.1    Proper Execution and Delivery of Amendment.    Borrower, Holdings, the Administrative Agent and the Required Lenders shall have duly executed and delivered to Administrative Agent this Amendment.

          2.2    Delivery of Credit Party Documents.    On or before the date hereof, Borrower shall deliver or cause to be delivered to Administrative Agent the following with respect to each of Borrower and Holdings, each, unless otherwise noted, dated the Fifth Amendment Effective Date:

            (a)  Certified copies of its Certificate of Formation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which it is qualified as a foreign corporation to do business and where failure to be so qualified would have a Material Adverse Effect and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Fifth Amendment Effective Date or, in the event that any such document has been previously delivered by the Borrower to the Administrative Agent, a certificate executed by a Responsible Officer of the Borrower indicating that no change has occurred with respect to such document;

            (b)  Copies of its operating agreement or limited liability company agreement, certified by its corporate secretary or an assistant secretary or a certificate of the lack of any change thereto since the Initial Borrowing Date or, in the event that any such document has been previously delivered by the Borrower to the Administrative Agent, a certificate executed by a Responsible Officer of the Borrower indicating that no change has occurred with respect to such document;

            (c)  Resolutions of its members, manager or board of managers (i) approving and authorizing the execution, delivery and performance of this Amendment, and (ii) approving and authorizing the execution, delivery and performance of the other Loan Documents to which it is a party and all transactions related thereto, in each case certified as of the Fifth Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendments;

            (d)  Signature and incumbency certificates of its officers executing this Amendment; and

            (e)  Such other instruments and documents in respect of such matters as Administrative Agent shall reasonably request.

          2.3    Representations and Warranties; Default; Officer's Certificate.    After giving effect to this Amendment, the representations and warranties set forth in Article VI of the Agreement shall be true and correct, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date, and no Event of Default or Unmatured Event of Default shall have occurred or be continuing and Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of Borrower, dated the Fifth Amendment Effective Date stating that, after giving effect to this Amendment, the representations and warranties set forth in Article VI of the Agreement are true and correct as of the date of the certificate, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date, that no Event of Default or Unmatured Event of Default has occurred and is continuing, and that the conditions of this Section 2 hereof have been fully satisfied or waived.

          2.4    Fees.    Borrower shall have paid to Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to Administrative Agent and the Lenders to the extent then due, including, without limitation, pursuant to Section 4 of this Amendment.

          2.5    Corporate Proceedings.    All corporate and legal proceedings and all instruments and agreements in connection with the execution and delivery of this Amendment shall be satisfactory in form and substance to Administrative Agent and the Required Lenders and Administrative Agent and all Lenders shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or certificates, if any, which Administrative Agent or such Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities.

        Each Lender and the Administrative Agent hereby agrees that by its execution and delivery of its signature page hereto, such Person approves of and consents to each of the matters set forth in Section 2 which must be approved by, or which must be satisfactory to, the Required Lenders or such Person, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Borrower shall have delivered a copy of such agreement or document to such Person if so requested on or prior to the Fifth Amendment Effective Date.

        SECTION 3.    References to and Effect on the Credit Agreement.    On and after the date hereof each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Credit Agreement, as the case may be, in the Loan Documents and all other documents (the "Ancillary Documents") delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

        Except as specifically amended above, the Credit Agreement, and the other Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

        The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or Administrative Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents.

        SECTION 4.    Fees, Costs and Expenses.    (a) Borrower agrees to pay a fee to the Administrative Agent on or prior to the Fifth Amendment Effective Date on behalf of each Lender which has executed and delivered this Amendment on or prior to 5:00 p.m. E.S.T. on February 7, 2003 equal to .125% times the sum of the Domestic Revolving Commitment, Multicurrency Revolving Commitment and outstanding Term Loans of such Lender as in effect under the Credit Agreement on the Fifth Amendment Effective Date, such fee to be due and payable on the Fifth Amendment Effective Date; and (b) Borrower also agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Amendment and all other documents furnished pursuant hereto or in connection herewith, including without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn, special counsel to Administrative Agent and any local counsel retained by Administrative Agent relative thereto or the reasonable allocated costs of staff counsel as well as the fees and out-of-pocket expenses of counsel, independent public accountants and other outside experts retained by Administrative Agent in connection with the administration of this Amendment.

        SECTION 5.    Miscellaneous.

          5.1    Execution in Counterparts.    This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Amendment to produce more than one (1) such counterpart. Delivery of an executed signature page to this Amendment by telecopy shall be deemed to constitute delivery of an originally executed signature page hereto.

          5.2    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

          5.3    Headings.    Headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

          5.4    Integration.    This Amendment, the other agreements and documents executed and delivered pursuant to this Amendment and the Credit Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

          5.5    Binding Effect.    This Amendment shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Borrower, the Administrative Agent and the Lenders and their respective successors and permitted assigns.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ANNEX A

Schedule 1.1(e)

Explanation of Permitted Restructuring Charges*
(figures in $millions)

	Polyurethanes	Surface Sciences
Cash Costs	25	15
Non Cash Costs	9	16
Total	34	31

*
The amounts set forth above are estimates and are not intended to restrict the Borrowers ability to allocate Permitted Restructuring Charges between the above listed categories provided that during Fiscal Year 2003 the aggregate amount for all such restructuring charges do not exceed $65, of which no more than $40 may be cash or payable in cash.

QuickLinks

  Exhibit 10.29
  EXECUTION COPY
FIFTH AMENDMENT
RECITALS
  ANNEX A
Schedule 1.1(e)
Explanation of Permitted Restructuring Charges* (figures in $millions)